Exhibit 99.28

Comcast Wireless Investment, LLC

One Comcast Center

Philadelphia, PA 19103

                    September 18, 2012

Clearwire Communications LLC Clearwire Corporation 1475 120th Avenue NE Bellevue, Washington 98005
Attn:	Vice President Corporate Development General Counsel Chief Executive Officer
Facsimile No: (425) 216-7776

Exchange Notice

Ladies and Gentleman:

Reference is made to the Restated Certificate of Incorporation of Clearwire Corporation, dated as of November 28, 2008, as amended (the “Charter”), and to the Amended and Restated Operating Agreement (the “Operating Agreement”) of Clearwire Communications LLC (the “Company”), dated as of November 28, 2008, by and among Comcast Wireless Investment, LLC (“Comcast”) and certain other members of the Company, Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Charter or the Operating Agreement, as applicable.

Pursuant to Section 7.9(c) of the Operating Agreement, Comcast hereby notifies you that it desires to exchange 88,504,132 Class B Common Units, respectively, and a corresponding numbers of shares of the Class B Common Stock for an equal number of shares of Class A Common Stock under section 5.1 of the Charter and Section 7.9(a) of the Operating Agreement (the “Exchange”). The Exchange is to be completed on September 27, 2012 (the “Exchange Date”). On the Exchange Date, 88,504,132 shares of Class A Common Stock will be issued in book-entry form to Comcast.

Pursuant to Section 7.9(c) of the Operating Agreement, enclosed herewith is an instrument of transfer, duly executed by Comcast, in respect of the Class B Common Units and shares of Class B Common Stock subject to the Exchange. The stock certificates representing Comcast’s 88,504,132 shares of Class B Common Stock are being delivered to you via overnight courier and copies thereof are attached hereto. Please note that the certificates were inadvertently marked “cancelled” by Comcast, but were not in fact cancelled and continue to serve as valid certificates representing the issued and outstanding shares of Class B Common Stock set forth thereon.

Very truly yours,

Comcast Wireless Investment, LLC

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Senior Vice President

Copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attention: Joshua N. Korff

Facsimile No: (212) 446-6460

Davis Wright Tremaine LLP

1201 Third Avenue, Suite 2200

Seattle, Washington 98101

Attention: Sarah English Tune

Facsimile No: (206) 757-7161

[Signature page to Comcast Wireless Investment, LLC Exchange Notice]